EXHIBIT 99.3

Seacoast Banking Corporation of Florida

Fourth Quarter 2004 Financial Highlights

Cautionary Notice Regarding Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about the benefits of the merger between Seacoast and Century, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger, as well as statements with respect to Seacoast’s and Century’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and sensitivities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses of Seacoast and Century will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; the risk of obtaining necessary governmental approvals of the merger on the proposed terms and schedule; the potential failure of Century’s shareholders to approve the merger; increased competitive pressures and solicitations of Century’s customers by competitors; as well as the difficulties and risks inherent in seeking to increase the volume of loans in the highly competitive Orlando market.

All written or oral forward looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2003 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

Other Important Information About this Presentation

Century’s shareholders are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information about Seacoast, Century and the proposed transaction.  Century’s shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Seacoast and Century, without charge, at the SEC’s Internet website at http://www.sec.gov.  Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference into, or otherwise referred to in, the proxy statement/prospectus can also be obtained, without charge, by directing a written request to Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Office of the Secretary, or to Century National Bank, 65 North Orange Avenue, Orlando, Florida 32801, Attention:  Officer of the Secretary.

The respective directors and executive officers of Seacoast and Century and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Seacoast’s directors and executive officers is available in its proxy statement filed with the SEC by Seacoast on March 5, 2004, and information regarding Century’s directors and executive officers can be obtained upon written request to Century as provided above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Seacoast’s common stock, or the solicitation of any proxies from Century’s shareholders.

Total Revenues Increase

•

Revenues up 12.6 percent

	2004 YR	2003 YR	Variance
Net Interest Income	$ 52,907	$ 44,310	$ 8,597
Noninterest Income	19,207	19,725	(518)
Total Revenues	$ 72,114	$ 64,035	$ 8,079

*

Dollars in thousands; excludes provision for loan losses and interest rate swap profits and losses; calculated on a fully taxable equivalent basis using amortized cost

Net Interest Margin and Net Interest Income

	4Q 2003	1Q 2004	2Q 2004	3Q2004	4Q2004
Net Interest Margin	3.70%	3.84%	3.84%	3.97%	3.88%
Net Interest Income	$11,858	$12,467	$12,784	$13,498	$14,158

*

Dollars in thousands; excludes provision for loan losses; calculated on a fully taxable equivalent basis using amortized cost

Investment Management Services Income

(Dollars in thousands)

●

Financial Services Income Up 20%

	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Trust Income	$ 538	$ 517	$ 556	$ 639
Brokerage Income	715	671	523	533
Total Financial Services Income	$ 1,253	$ 1,188	$ 1,079	$ 1,172

	2004	2003	Variance
Trust Income	$ 2,250	$ 2,043	$ 207
Brokerage Income	2,442	1,863	579
Total Financial Services Income	$ 4,692	$ 3,906	$ 786

Loan Growth Remains Strong at a 26.9% Growth Rate Year-over-Year

(Dollars in thousands)

	4Q 2003	1Q 2004	2Q 2004	3Q2004	4Q2004
Loan Outstandings	$ 708,792	$ 739,803	$ 789,344	$ 859,173	$ 899,547

Commercial Loan Originations Remain Strong, Down from Third Quarter

(Dollars in thousands)

	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Commercial Originations*	$ 61,603	$ 85,664	$ 133,160	$ 91,643

*  Includes commerical real estate

Consumer Lending Up 6.1% Over Last Twelve Months

(Dollars in thousands)

	4Q 2004	4Q 2003
Consumer Outstanding Balances*	$ 146,481	$ 138,037

*  Includes second mortgages and booked marine loans

	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Booked Marine Production	$ 554	$ 1,901	$9,708	$3,590

Seacoast Marine Income

(Dollars in thousands)

	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Florida Marine Production	$ 14,533	$ 21,245	$ 18,608	$ 14,704
California Marine Production	$ 26,121	$ 31,393	$ 23,001	$ 21,349
Marine Fees	$ 763	$ 994	$ 640	$ 600

Mortgage Originations

(Dollars in thousands)

	4Q 2004	4Q 2003
Residential Originations	$ 222,277	$ 192,354

	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Mortgage Banking Fees	$ 482	$ 472	$ 523	$ 347

Deposits Up 21.4% Over Last Twelve Months

(Dollars in thousands)

	4Q 2004	4Q 2003
Total Deposits	$ 1,371,902	$ 1,129,642

Deposit Mix

	Dec. 31, 2003	Dec. 31, 2004
Savings	46.69%	48.77%
Demand	20.63%	25.16%
Time Deposits	32.68%	26.07%
Total	100.00%	100.00%

Overhead Ratio

	1Q 2003	2Q 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Overhead Ratio*	63.9%	65.9%	67.9%	62.9%	66.7%	65.1%	65.6%	65.0%

*  Excludes security gains and losses and interest rate swap profits and losses